Exhibit 1:

January 7, 2006


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

RE:  Medcom USA, Inc.
     File No.  0-25474

Ladies and Gentlemen:

We were previously the independent registered public accounting firm for Medcom USA, Inc. and, under the date of September 28, 2005, we reported on the financial statements of Medcom USA, Inc. as of and for the year ended June 30, 2004. On or about November 11, 2005, we were notified that Medcom USA, Inc. appointed S.E.Clark & Company, P.C. as the independent registered public accounting firm for the Company. We have read Medcom USA, Inc.'s statements included under Item 4.01(a) of its Form 8-K/A filed on December 7, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with Medcom USA, Inc.'s statement that during the two most recent fiscal years ended June 30, 2005, and the subsequent interim period prior to Epstein, Weber & Conover, PLC's dismissal, Medcom USA, Inc. did not consult with other auditors regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K. However, during the past two fiscal years, we have informed management of Medcom USA, Inc. of significant deficiencies in internal controls which we believe is a reportable event under
Item 304(a)(1)(iv)(B)(1) of Regulation SB.


Very truly yours,

/s/ EPSTEIN, WEBER & CONOVER, PLC